AMERICAN RICE, INC
16825 Northchase Drive
Suite 1600
Houston, Texas  77060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 31, 1995

To the Shareholders of American Rice, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Rice, Inc. ("ARI") will be held at the Wyndham Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, on Thursday, August 31, 1995 at 10:00 a.m., Central Standard Time, for the following purposes:

1.  To vote to elect seven directors to the Board of Directors;

2.  To approve the ARI Incentive Compensation Plan; and

3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on July 25, 1995 as the record date for determination of shareholders entitled to notice of and vote at such meeting or any adjournment(s) thereof. Only shareholders of record at the close of business on the said record date are entitled to notice of, and to vote at, such meeting. The transfer books will not be closed.

You are cordially invited to attend the meeting. If, however, you are unable to attend, you may vote by proxy. The enclosed proxy is provided for shareholders who cannot attend the meeting but desire their stock voted. Your proxy will be returned to you if you are present at the meeting and request a return of your proxy.

TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED PREPAID RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                                       By Order of the Board of Directors,



                                       Douglas A. Murphy
                                       President

Houston, Texas
August 4, 1995

AMERICAN RICE, INC
16825 Northchase Drive
Suite 1600
Houston, Texas  77060

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To be held August 31, 1995


SOLICITATION AND REVOCABILITY OF PROXIES

The accompanying proxy is solicited by the management of American Rice, Inc. ("ARI" or the "Company") at the direction of the Board of Directors for use at the Annual Meeting of Shareholders of ARI to be held on Thursday, August 31, 1995 (the "Annual Meeting") at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting ("Notice") and at any adjournment(s) thereof.

When proxies in the accompanying form are received properly executed, the shares will be voted by the persons named therein, unless contrary instructions are given. The proxy will not be used for the election of all nominees as directors if authority to do so is withheld on the proxy, and it will not be used for the election of any individuals whose names are written in the designated blank spaces on the proxy. When no instruction is indicated with respect to the election of directors, the proxy will be voted FOR the election of all nominees as directors. If no instruction is indicated with respect to the election of all nominees named in Item (1) of the proxy, but names for one or more nominees are listed in the designated blank spaces on the proxy, the proxy will be voted FOR the election of all nominees not so listed.

Any shareholder of ARI has the right to revoke his proxy at any time before its use by submitting a written revocation to the Secretary or Assistant Secretary of ARI.

The solicitation of proxies will be by mail, and copies of the Notice, Proxy Statement and Proxy will be mailed on or about August 4, 1995 to shareholders of record on the record date for the Annual Meeting. Upon request, additional copies of the proxy material will be furnished without cost to brokers and other nominees to be forwarded to the beneficial owners of shares held in their names. ARI will bear all costs of preparing, printing, assembling, delivering and mailing the Notice, Proxy Statement, Proxy and Annual Report.

OUTSTANDING STOCK; RECORD DATE

At a special meeting on September 1, 1994, ARI shareholders approved a one-for-five reverse stock split for all issues of preferred and common stock. The following share and per share information has been adjusted to reflect this reverse stock split.

Page 1

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on July 25, 1995 (the "Record Date"). As of the Record Date, there were 2,443,892 shares of common stock, $1.00 par value, of ARI ("ARI Common Stock") issued and outstanding and 777,777 shares of Series A convertible preferred stock, $1.00 par value, of ARI (the "Series A Preferred Stock") issued and outstanding, and 2,800,000 shares of Series B convertible preferred stock, $1.00 par value, of ARI (the "Series B Preferred Stock") issued and outstanding. Each share of ARI Common Stock and each share of Series A Preferred Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting and each share of Series B Preferred Stock is entitled to two votes on each matter to be acted upon at the annual meeting. The Articles of Incorporation of ARI do not provide for voting rights for Series C preferred stock, $1.00 par value, non-voting, non-convertible (the "Series C Preferred Stock") for the election of Directors; however, such shares have the right to vote in certain circumstances, none of which circumstances are the subject of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the share ownership of ARI's Common Stock (as defined), the Series A Preferred Stock (as defined), and the Series B Preferred Stock (as defined) at March 31, 1995 (i) owned by ERLY Industries Inc. ("ERLY"), the only person or entity known to own more than five percent of the outstanding voting shares of any of the voting capital stock of the Company; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table; (iv) all directors and executive officers of the Company and its subsidiaries as a group; and (v) all other owners of five percent or more of ERLY common stock. Except as indicated, each of the stockholders has sole voting power and investment power with respect to the shares beneficially owned by such stockholder.

                                                                  Amount and Nature of   Percent
Name and Address of Beneficial Owner        Title of Class        Beneficial Ownership   of Class
- -----------------------------------    ------------------------   --------------------   --------
ERLY Industries Inc.                   Common Stock                    7,155,554(7)         81%
 10990 Wilshire Blvd.                  Series A Preferred Stock          777,777(7)        100
 Los Angeles, CA 90024                 Series B Preferred Stock        2,800,000(7)(8)     100

Gerald D. Murphy(1)                    Common Stock                    7,155,554(7)         81%
 10990 Wilshire Blvd.                  Series A Preferred Stock          777,777(7)        100
 Los Angeles, CA 90024                 Series B Preferred Stock        2,800,000(7)(8)     100

Douglas A. Murphy(2)                   Common Stock                    7,155,554(7)         81%
 10990 Wilshire Blvd.                  Series A Preferred Stock          777,777(7)        100
 Los Angeles, CA 90024                 Series B Preferred Stock        2,800,000(7)(8)     100

William H. Burgess(3)                  Common Stock                    7,155,554(7)         81%
 550 Palisades Drive                   Series A Preferred Stock          777,777(7)        100
 Palm Springs, CA 92262                Series B Preferred Stock        2,800,000(7)(8)     100

State Treasurer of the
 State of Michigan(4)                  Common Stock                    7,155,554(7)         81%
 301 W. Allegan Street                 Series A Preferred Stock          777,777(7)        100
 Lansing, MI 48922                     Series B Preferred Stock        2,800,000(7)(8)     100

Page 2

                                                                  Amount and Nature of   Percent
Name and Address of Beneficial Owner        Title of Class        Beneficial Ownership   of Class
- -----------------------------------    ------------------------   --------------------   --------
Gentleness(5)                          Common Stock                    7,155,554(7)         81%
 P.O. Box N7776                        Series A Preferred Stock          777,777(7)        100
 Lyford Cay                            Series B Preferred Stock        2,800,000(7)(8)     100
 Nassau, Bahamas

Internationale Nederlanden
(U.S.) Capital Corporation(6)          Common Stock                    7,155,554(7)        81%
 135 E. 57th Street                    Series A Preferred Stock          777,777(7)       100
 New York, NY 10022-2101               Series B Preferred Stock        2,800,000(7)(8)    100

S.C. Bain, Jr., Director               Common Stock                        4,443(9)        -
 P.O. Box 250
 Bunkie, LA 71322

John M. Howland, Director                        -                            -            -
 16825 Northchase
 Suite 1600
 Houston, TX 77060

Richard N. McCombs, Director                     -                            -            -
 Executive Vice President and
 Chief Financial Officer
 16825 Northchase
 Suite 1600
 Houston, TX 77060

George E. Prchal, Director                       -                            -            -
 16825 Northchase
 Suite 1600
 Houston, TX 77060

Lee Adams                              Common Stock                            70          -
 Senior Vice President
 International Marketing
 16825 Northchase
 Suite 1600
 Houston, TX 77060

Bill J. McFarland                                -                             -          -
 Senior Vice President and President,
 Comet American Marketing Division
 16825 Northchase
 Suite 1600
 Houston, TX 77060

John S. Poole                                    -                             -          -
 Senior Vice President and President,
 Comet Rice Division
 16825 Northchase
 Suite 1600
 Houston, TX 77060

All directors and executive
 officers as a group (12 persons)      Common Stock                       7,160,069       81%

(1) Gerald D. Murphy, Chairman of the Board of ERLY, is the direct and indirect record and beneficial owner of 1,517,191 shares of ERLY common stock representing approximately 37.4% of the outstanding shares of ERLY common stock.

Page 3

(2) Douglas A. Murphy, President and a director of ERLY, is the beneficial owner of 506,502 shares of ERLY common stock, representing approximately 12.5% of the outstanding shares of ERLY common stock.

(3) William H. Burgess, a director of ERLY, beneficially owns 283,000 shares of ERLY common stock, representing approximately 7.6% of the outstanding shares of ERLY common stock.

(4) The State of Michigan Retirement System beneficially owns 372,368 shares of ERLY common stock, representing approximately 10.0% of the outstanding shares of ERLY common stock.

(5) Gentleness beneficially owns 220,000 shares of ERLY common stock, representing approximately 5.9% of the outstanding shares of ERLY common stock.

(6) Internationale Nederlanden (U.S.) Capital Corporation owns warrants to purchase approximately 725,000 shares of ERLY common stock, representing 15% of ERLY common stock on a fully diluted basis.

(7)  ERLY has sole voting and dispositive power over such shares.

(8) ERLY has pledged 2,600,000 of these shares to secure the payment of ARI's term debt. 200,000 of these shares are pledged to former lenders of ARI to secure the obligation of ERLY on promissory notes aggregating $3.0 million.

(9) Mr. Bain has sole voting and dispositive power with respect to 296 shares and shared voting and dispositive power with respect to 4,145 shares.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Seven directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting of Shareholders and until his successor shall be duly qualified and elected. The persons named in the enclosed proxy will vote the shares covered thereby in favor of the nominees listed below unless specifically instructed to the contrary. Although the management of ARI does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the meeting, the proxies will be voted for a substitute to be named by the Board of Directors. All of the nominees named below are now serving as directors of ARI. The affirmative vote of a majority of the voting stock of ARI represented at the meeting, either in person or by proxy, will be required to elect each nominee to the Board of Directors of ARI. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting but are not counted for purposes of determining whether a proposal has been approved.

Page 4

NOMINEES

                                                                Served as a
      Name          Age      Current Position with ARI         Director Since
- ---------------     ---    -------------------------------     -------------
Gerald D. Murphy    67     Director, Chairman of the Board     April 1988
Douglas A. Murphy   39     Director, President and             October 1990
                            Chief Executive Officer
Richard N. McCombs  49     Director, Executive Vice President  June 1993
                            - Finance & Administration,
                            Secretary and Treasurer
C. Bain, Jr.        46     Director                            October 1987
William H. Burgess  78     Director                            April 1988
John M. Howland     47     Director                            October 1987
George E. Prchal    52     Director                            June 1993

Gerald D. Murphy has served as Chairman of the Board of the Company since October 1993, and as a director since 1988. He served as Chairman and Chief Executive Officer of Comet Rice, Inc. ("Comet"), a wholly owned subsidiary of ERLY from 1986 until ERLY acquired an additional 33% ownership interest in ARI through a reverse acquisition by ERLY's wholly-owned subsidiary, Comet, in 1993 (the "Acquisition"). He has also served as President, Chief Executive Officer and Chairman of the Board of ERLY since 1964. Currently, Mr. Murphy also serves as a director of Pinkerton's, Inc., a security and investigation services firm, and High Resolution Sciences, Inc., a technological corporation. He previously served as a director of Wynn's International, Inc., and Sizzler Restaurants International, Inc.

Douglas A. Murphy has served as President and Chief Executive Officer of the Company since June 1993 and as a director since 1990. He was President of Comet American Marketing, now a division of ARI, from 1986 to 1990 and has served in various other capacities with Comet since 1982. He has served as President and as a director of ERLY since 1990. He is also a director advisor of Compass Bank Houston. Douglas A. Murphy is the son of Gerald D. Murphy.

Richard N. McCombs has served as Executive Vice President of Finance and Administration, Treasurer, Secretary and a director of the Company since 1993. In addition, he has served as Managing Director of the ARI-Vinafood joint venture since September 1994 and as Vice President and Chief Financial Officer of ERLY since 1990.

S.C. Bain, Jr. has served as a director of ARI since 1987. He has served as President of Bain, Inc., a farming corporation, since 1985 and has been a partner at Bain Farms since April 1988.

William H. Burgess has been a director of ARI since 1988 and a director of ERLY since 1976. In addition, he has been a private business consultant and the Chairman of CMS Digital, Inc., a privately held company since 1986. From 1978 to 1986, Mr. Burgess was Chairman of International Controls Corp., an internationally diversified manufacturing company.

John M. Howland has served as a director of ARI since October 1987 and a consultant to ARI since October 1993. He served as Chairman of the Board of

Page 5

Directors from June 1993 until October 1993 when he resigned to become President and Chief Executive Officer of Rice Milling and Trading Ltd., Inc., a foreign corporation in the business of rice trading and processing. He served as Chairman of the Board and the Chief Executive Officer and President of ARI prior to the Acquisition ("Pre-Acquisition ARI") from its inception in 1988 until June 1993 and served in various capacities with a Texas agricultural cooperative marketing association ( the "ARI Cooperative") from 1983 until its dissolution in 1991.

George E. Prchal has served as a director of ARI since June 1993 and a consultant to ARI since October 1993 and is presently the Executive Vice President of Rice Milling and Trading Ltd., Inc. He served as Executive Vice President of ARI from August 1988 to October 1993 and in various capacities with the ARI Cooperative from February 1986 until its dissolution in 1991. From July 1982 to February 1986 he served as Vice President of Marketing and Sales and then as the President of Comet.

EXECUTIVE OFFICERS OF ARI

The following table sets forth information about the executive officers and other key employees of ARI as of August 4, 1995 who are not nominees to the board of directors and immediately below the table is biographical information for those executive officers and key employees.

        Name           Age               Position(s) with ARI
- --------------------   ---   ----------------------------------------------

Lee Adams               54  Senior Vice President - International Marketing
Bill J. McFarland       58  Senior Vice President and President
                             - Comet American Marketing Division
John S. Poole           49  Senior Vice President and President
                             - Comet Rice Division
C. Bronson Schultz      53  Vice President of Finance and Data Processing
Joseph E. Westover      50  Vice President and Controller

Lee Adams has served as Senior Vice President of International Marketing of ARI since June 1993. In addition, he served as Group Vice President of International Marketing of Pre-Acquisition ARI from October 1987 to June 1993. He served in various capacities with the ARI Cooperative from 1975 until its dissolution in 1991 and in various capacities with Comet from 1963 until 1972.

Bill J. McFarland has served as Senior Vice President of ARI and President of the Comet American Marketing division of ARI since 1993. Mr. McFarland has served as a director of ERLY since 1986 and Vice President of ERLY since 1976. He served as President of ERLY Food Group from 1990 to 1993 and as President of Early California Foods, a division of ERLY, and in various other capacities with ERLY from 1972 to 1990.

John S. Poole has served as Senior Vice President and President of the Comet Rice Division of ARI since June 1993 and served as President of Comet from August 1990 until its liquidation after the Acquisition. He served in various capacities with Comet from 1970 to 1990.

Page 6

C. Bronson Schultz has served as Vice President of Finance and Data Processing of ARI since January 1994. He served as Vice President and Chief Financial Officer of ERLY Juice Inc. from 1988 through 1993, as Vice President of Finance of Comet from 1974 to 1986 and as Vice President of Finance of Comet American Marketing from 1986 to 1988.

Joseph E. Westover has served as Vice President and Controller of ARI since January 1994. From 1983 through 1993, he served as Assistant Vice President of Finance with ARI and the ARI Cooperative and from 1977 to 1983 in various positions with the ARI Cooperative.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors of ARI (the "Board") held three scheduled meetings during the year ended March 31, 1995. Each director was in attendance at 75 percent or more of all of the meetings of the Board of Directors and all committees on which each director served. The Board of Directors has three committees with specific responsibilities to support the operations of the full Board. These committees are: the Executive Committee, the Audit Committee, and the Compensation Committee. The Board of Directors does not have a nominating committee, as the entire Board acts in this capacity.

Executive Committee

The Board of Directors of ARI has delegated to the Executive Committee the powers and authority of the Board in the management of the business affairs of ARI, except that the Executive Committee does not: take any actions which could await actions by the full Board; approve capital expenditures exceeding $100,000; or, authorize transactions which would be both material and outside the ordinary and normal course of business of ARI. Mr. Douglas A. Murphy serves as Chairman of this Committee, and Messrs. John M. Howland and Gerald
D. Murphy are Committee members. During the fiscal year ended March 31, 1995, the Executive Committee held no meetings.

Audit Committee

The responsibilities of the Audit Committee include: selection of independent accountants; review of quarterly and annual financial statements with the independent accountants; inquiry into the effectiveness of ARI's financial and accounting functions and internal controls through discussions with ARI's officers and independent accountants; review of any transactions in which management or controlling persons of ARI have an interest; and review of, with ARI's independent accountants, the planning of and results of audits and the independent accountants' findings and recommendations relating to ARI's accounting practices, internal controls and accounting procedures. Mr. S. C. Bain, Jr. is Chairman of this Committee, and Messrs. William H. Burgess and Richard N. McCombs are Committee members. During the fiscal year ended March 31, 1995, the Audit Committee held two meetings.

Compensation Committee

The Compensation Committee reviews and sets compensation levels of the Chief Executive Officer and other officers, and issues compensation guidelines for other members of management and other ARI employees. It is responsible for

Page 7

the administration of ARI's various compensation plans including annual salaries, bonuses and other benefits provided to executives. Mr. Gerald D. Murphy is Chairman and Messrs. S. C. Bain, Jr. and William H. Burgess are committee members. During the fiscal year ended March 31, 1995, this committee held one meeting.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

As a company registered under Section 12 of the Securities Exchange Act of 1934, the executive officers, directors and beneficial owners of more than 10% of the Company's common stock have reporting requirements pursuant to Section 16(a) of such act. Based on available information, the Company believes that all the required filings were made in a timely manner.

EXECUTIVE COMPENSATION

Director Compensation. Directors who are not executive officers of the Company are paid $2,000 per quarter plus $1,000 for each board meeting attended. During the fiscal year ended March 31, 1995, Messrs. John M. Howland and George Prchal each received $100,000 for certain international marketing services provided to ARI.

Executive Officer Compensation. The following table sets forth information for the years ended March 31, 1993 to 1995, for the Chief Executive Officer of ARI and the four other most highly compensated executive officers of the
Company:

SUMMARY COMPENSATION TABLE

                                                Annual Compensation(1)
                                             ---------------------------              All
                                    Year                         Other   Restricted  Other
                                   Ended                         Compen-    Stock    Compen-
Name and Principal Position       March 31,  Salary   Bonus(2)  sation(3) Awards(4) sation(5)
- -------------------------------   -------  -------    -------    -------  --------- ---------
Douglas A. Murphy                 1995     $207,000   $69,552    $5,791   $17,890     $8,914
 Director, President and          1994      173,654    50,000     2,000    75,000     15,855
 Chief Executive Officer          1993(6)       -         -         -         -          -

Gerald D. Murphy                  1995     $170,500   $57,288    $7,233   $14,736     $9,060
 Director                         1994      179,167    50,000       -      75,000    196,645
 Chairman of the Board            1993      280,000       -       3,284       -        5,627

Bill J. McFarland                 1995     $198,000   $55,400    $4,075    $14,263    $7,500
 Senior Vice President            1994      135,192     5,000       -        5,000       -
 President, CAM Division          1993(6)       -         -         -          -         -

John S. Poole                     1995     $165,000   $46,200    $6,509    $11,886    $7,500
 Senior Vice President            1994      155,000    15,000     1,736     15,000    12,034
 President, Comet Rice Division   1993      155,000     8,000     4,940     12,750     2,700

Lee Adams                         1995     $160,000   $44,800    $9,100    $11,524    $6,017
 Senior Vice President            1994      155,000     5,000     6,390      5,000     8,633
 International Marketing          1993      150,000       -       4,702        -      11,699


Page 8

(1) Amounts earned for services performed for ERLY and its other subsidiaries, not included in the table above, are as follows:


                                                Annual Compensation(1)
                                             ---------------------------              All
                                    Year                         Other   Restricted  Other
                                   Ended                         Compen-    Stock    Compen-
Name                              March 31,  Salary   Bonus(2)  sation(3) Awards(4) sation(5)
- -------------------------------   -------  -------    -------    -------  --------- ---------
Douglas A. Murphy                 1995     $23,000    $23,728        -    $18,968        -
                                  1994      36,346        -      $2,975       -     $100,000
                                  1993     195,000        -       3,675       -        5,216


Gerald D. Murphy                  1995     $139,500   $62,872       -     $29,038        -
                                  1994      110,833       -        $588       -     $100,000
                                  1993          -         -         -         -          -


Bill J. McFarland                 1995          -         -         -         -          -
                                  1994      $54,808       -      $1,815       -     $ 11,743
                                  1993      185,000       -       1,650       -        3,700

(2) In fiscal 1995 bonuses were paid to certain officers of the Company under an Incentive Compensation Plan (Proposal No. 2 herein) based on the Return on Equity (as defined in such plan) earned by the Company. Such bonuses are payable 80% in cash and 20% in common stock of ERLY over a two year period subject to continuing performance requirements.

(3) Amounts included in this column reflect: (i) the cost of company provided automobiles relating to personal use, and (ii) reimbursements under the Executive Medical Plan. Under this Plan, key executive officers are reimbursed for expenses incurred by them and their dependents for medical and dental care not covered by other sources.

(4) Amounts include awards of restricted ERLY common stock. The number of shares of this stock held and market value at March 31, 1995, were as follows:

       Name               Shares    Market Value
- ------------------      ---------    ----------

Douglas A. Murphy         20,379      $229,264
Gerald D. Murphy          20,990       236,137
Bill J. McFarland          2,402        27,022
John S. Poole              8,470        95,287
Lee Adams                  2,160        24,300

Such shares are restricted for a two-year period from date of issuance.

(5) Substantially all employees are covered by the ERLY Employees' Profit Sharing Retirement Plan, a defined contribution plan. ARI and ERLY make a mandatory 1% matching contribution to the plan on a monthly basis and an

Page 9

annual contribution at the discretion of their respective Boards of Directors. The basis for contributions for executive officers is the same as for other employees. Amounts listed include company contributions under this plan. In 1994, Douglas A. Murphy and Gerald D. Murphy were each paid a fee of $100,000 for their personal guarantees of $5.0 million of bank debt under an agreement between ING Capital Bank, ERLY and ERLY Juice Inc. In 1994, Gerald D. Murphy was also paid a fee of $180,000 for a personal guarantee of an $8 million bank line of credit to Comet.

(6)  Noted individuals were not paid by ARI or Comet in 1993.

Stock Options and Stock Appreciation Rights. The following table presents information on ERLY common stock options held by the executive officers named in the Summary Compensation Table at the end of fiscal 1995. During fiscal 1995, Mr. McFarland exercised options granted in 1985 for the purchase of 8,053 shares of ERLY common stock at a price of $3.73 per share. No other officers exercised any stock options during the year.

Aggregated Option/SAR Exercises in Fiscal 1995 and March 31, 1995 Option/SAR Values

                                              Number of Securities
                                             Underlying Unexercised       Value of Unexercised
                    Shares                       Options/SARs           In-The-Money Options/SARs
                 Acquired on    Value         at March 31, 1995           at March 31, 1995(2)
     Name        Exercise(#)  Realized(1)  Exercisable  Unexercisable  Exercisable  Unexercisable
- ---------------  -----------  ----------  ------------  -------------  -----------  -------------
Douglas A. Murphy      -           -          66,550           -          $448,547         -
Gerald D. Murphy       -           -             -             -               -           -
Bill J. McFarland    8,053     $60,559        26,620           -           179,419         -
John S. Poole          -           -          16,638           -           112,140         -
Lee Adams              -           -             -             -               -           -

(1) Market value of underlying ERLY securities at the exercise date ($11.25), less the exercise price ($3.73).

(2) Market value of underlying ERLY securities at March 31, 1995 ($11.25), less the exercise price ($4.51).

Employment Agreement. In connection with the ARI Cooperative's reorganization as Pre-Acquisition ARI, Pre-Acquisition ARI entered into several employment agreements with certain Pre-Acquisition ARI employees. Lee Adams' employment agreement provides that, as an employee, he shall be entitled to certain benefits for a five-year term commencing (i) on the date of termination, if termination is by notice of ARI and there has been no Change of Control (as defined in such employment agreement), (ii) on the occurrence of a Benefits Event (as defined in such employment agreement) following a Change of Control, if termination is at the option of the employee, or (iii) on the occurrence of the last Change of Control preceding the date of termination, if termination is by notice of ARI. Under the terms of the employment agreement, such benefits are provided unless termination is both, at the option of the employee and in the absence of a Change of Control. A Change of Control is deemed to occur if (i) any person becomes beneficial owner of 25% or more of

Page 10

the voting power of ARI or (ii) during any consecutive years, the individuals comprising a majority of the Board of Directors at the beginning of such period shall cease to constitute a majority. Generally, benefits payable under the employment agreement include: continuation of the employee's base salary, continuation of the employee's participation in profit sharing, pension and other executive compensation plans, various health care and disability plans, the right to a cash bonus in the amount of the bonus last received if ARI awards a cash bonus to any member of the Executive Group (as defined in such employment agreement) during such five-year period, and indemnification for judgments, fines and expenses incurred by the employee by reason of his serving as an officer. In consideration of these benefits, Mr. Adams has agreed not to compete with ARI or to disclose any confidential information of ARI during the five-year period during which he is to receive such benefits. If ARI or its successor fails to make timely payments as required by the employment agreement, liquidated damages are set at treble the amount of such untimely payments. Certain amounts that may be paid under the employment agreement upon Mr. Adams' termination may be deemed to be "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code and, as such, would not be deductible by ARI for federal income tax purposes.

Other Compensation. ARI also provides certain non-cash compensation and personal benefits to executive officers. The incremental cost to ARI of providing such compensation and personal benefits did not, for the fiscal year ended March 31, 1995, exceed $25 thousand or 10 percent of compensation for any individual named in the cash compensation table above, or, with respect to all executive officers as a group, the amount of $25 thousand times the number of executive officers or 10 percent of the compensation for such group.

Compensation Committee Interlocks and Insider Participation. Decisions on the compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors. The Compensation Committee consists of Gerald D. Murphy, who acts as chairman of the committee, William H. Burgess and S. C. Bain, Jr. Mr. Murphy is Chairman of the Board of Directors of the Company and is the beneficial owner of 37.4% of ERLY common stock. Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc. and a Director of ERLY. He is the beneficial owner of 7.6% of ERLY common stock.

All decisions by the Compensation Committee were reviewed and approved without change by the full Board of Directors of the Company. Mr. Gerald D. Murphy did not participate in any Compensation Committee or Board of Directors discussions or decisions concerning his own compensation. Except for Mr. Murphy, no other member of the Compensation Committee is now or ever has been an officer or employee of the Company or its subsidiaries.

Mr. Murphy and Mr. Burgess are also Directors of ERLY. Both serve on ERLY's Compensation Committee of the Board of Directors, with Mr. Burgess serving as chairman. Mr. Bain is President of Bain, Inc. and a partner at Bain Farms.

Report of the Compensation Committee. The Compensation Committee reviews and sets compensation levels of the Chief Executive Officer and other officers, and issues compensation guidelines for other members of management and other ARI employees. It is responsible for the administration of ARI's various

Page 11

compensation plans including annual salaries and other benefits provided to executives.

Base salary levels of the Chief Executive Officer and other executive officers are not formally set by the Committee using specific performance goals or empirical criteria. Rather, base salary levels are set annually based on a variety of subjective factors such as personal performance, current responsibilities, salaries of executive officers in other companies, the performance of the function or the operating unit for which the executive is responsible, and overall ARI performance.

In considering the amount of base salary for fiscal year 1995 for Mr. Douglas
A. Murphy, Chief Executive Officer, the Compensation Committee specifically considered the improved financial results of ARI for the two years ended March 31, 1995 and the role he played in the initiation of Haiti operations, the subsequent performance of the Haiti operation, and the inception of operations in Vietnam.

In fiscal 1995, ARI's Board of Directors adopted (Proposal No. 2 herein) an Incentive Compensation Plan (the "Incentive Plan"), pursuant to which certain key officers of the Company are entitled to receive bonuses that are payable 80% in cash and 20% in common stock if certain specified Returns on Equity (as defined therein) of ARI are achieved. Bonuses under the Incentive Plan are 70% earned in the year the Return on Equity is 15% or greater and the remaining 30% is earned in the following fiscal year if the Company achieves a Return on Equity of 15% or greater in such subsequent fiscal year. Any portion of the bonus that would otherwise be available under the Incentive Plan in the subsequent fiscal year will be forfeited upon a participant's voluntary termination of employment. Furthermore, no shares of stock issued under the Incentive Plan can be transferred for two years following issuance. The Incentive Plan is not subject to any provisions of ERISA. See "Proposal to Approve ARI Incentive Compensation Plan."

Amounts paid in fiscal 1995 under the above described plans and programs for the Chief Executive Officers and the four most highly compensated executive officers of ARI are included in the compensation table and related footnotes presented in the "Executive Officer Compensation" section.

In 1993, the U.S. Treasury Department issued regulations to the Internal Revenue Code (Section 162(m)) that prevents publicly traded companies from receiving tax deductions on compensation paid to executive officers in excess of $1 million. ARI has not paid, and does not currently anticipate paying compensation at these levels, and therefore does not believe that these provisions will be relevant to ARI for the foreseeable future.

                                         Compensation Committee
                                         American Rice, Inc.

                                         Gerald D. Murphy
                                         S.C. Bain, Jr.
                                         William H. Burges
Page 12

PROPOSAL TO APPROVE ARI INCENTIVE COMPENSATION PLAN (PROPOSAL NO. 2)

The ARI Incentive Compensation Plan (the "Incentive Plan") was adopted by the Board of Directors in 1994 as an incentive for the key employees of the Company to attain a continuity of superior earnings over a sustained period of time and thus to enhance the long-term value of the capital stock of the Company to ARI shareholders. Furthermore, this Plan is intended to help the Company attract and retain persons of outstanding ability.

Key management employees who are department managers, assistant vice-presidents, vice-presidents, senior or executive vice-presidents or the chief operating officer may participate in the Incentive Plan on a year to year basis at the discretion of the Company's chief executive officer. The Company's chief executive officer and chairman automatically participate in the Incentive Plan at the levels specified.

Employees who participate in the Incentive Plan will receive a percentage of their base salary as a bonus based on the Company's Return on Equity as follows:

                             Return on Equity

Title or            15.00%     18.00%     21.00%     24.00%
Office (1)         to 17.99%  to 20.99%  to 23.99%  to 26.99%  27.00+%
- ---------          ---------  ---------  ---------  ---------  ---------
Department Manager /
Assistant Vice
President             5%         10%        20%        30%        40%

Vice President        10%        20%        30%        50%        65%

Senior Vice
  President           10%        25%        50%        75%        100%

Executive Vice
  President           15%        30%        60%        90%        120%

President             15%        30%        60%        105%       135%

Chairman              15%        30%        60%        105%       135%

(1) Plan participants holding more than one of the indicated titles shall not be entitled to more than one bonus, but rather shall participate at the highest bonus level indicated.

Bonuses are seventy percent (70%) earned in the year that Return of Equity is fifteen percent (15%) or greater and the remaining thirty percent (30%) is earned in the following fiscal year if the Company achieves a Return on Equity fifteen percent (15%) or greater in such subsequent fiscal year. All bonuses are payable eighty percent (80%) in cash and twenty percent (20%) in shares of

Page 13

the $.01 par value common stock of ERLY or $1.00 par value common stock of ARI (the "Incentive Shares").

Any unearned cash bonus and Incentive Shares issuable under the Incentive Plan will be forfeited upon voluntary termination of employment by a participant. Further, no Incentive Shares issued under the Incentive Plan can be sold, transferred, assigned or conveyed for two years following their issuance.

Amounts awarded the Company under the Incentive Plan for the fiscal year ended March 31, 1995 for the Chief Executive Officer and the four other most highly compensated executive officers is detailed in the Summary Compensation Table (see - Executive Compensation). The following table sets forth additional information regarding amounts awarded under the Incentive Plan for fiscal 1995:

                                           Number of
                                           Employees
                                            in Group        Amount
                                           ---------      ----------


     Executive Group                           8           $490,340

     Non-Executive Director Group              -               -

     Non-Executive Officer Employee Group      3             50,554


The Incentive Plan is not subject to any provisions of ERISA.

Approval of the Incentive Plan requires the affirmative vote of a majority of the voting stock present, in person or by proxy, at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE INCENTIVE PLAN.

FIVE YEAR SHAREHOLDER RETURN COMPARISON

Set forth below is a graph showing the five year cumulative total return of ARI stock as compared with the CRSP index of all NASDAQ U.S. stocks and a peer group index represented by the Standard and Poors index of food stocks. The graph compares the change over the five year period ended March 31, 1995 of $100 invested on March 31, 1990 in ARI and in each of the indices assuming reinvestment of dividends (ARI paid no dividends during this period).

The data presented in tabular form:

                            1990    1991    1992    1993    1994    1995
                            ----    ----    ----    ----    ----    ----

     ARI                    $100     $41     $16     $41     $82     $40

     S & P Foods Stocks     $100    $137    $149    $163    $150    $179

     NASDAQ U. S. Stocks    $100    $114    $146    $167    $180    $20

Page 14



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management. In October 1994, ARI entered into an agreement with Rice Milling and Trading, Ltd., Inc. ("RMT"), a company which operates a receiving, processing, storage and bagging facility in Saudi Arabia to receive and pack ARI products on an exclusive basis and under ARI supervision. Market shipments under this agreement began in June 1995 and management expects that RMT will receive, process, store and bag rice shipped by ARI valued in excess of $20 million annually, of which RMT will retain in excess $1 million annually. Two directors of ARI, John M. Howland and George E. Prchal, are executive officers of RMT and are consultants to ARI. During fiscal 1995, the Company paid $100,000 to each of Mr. Howland and Mr. Prchal for consulting services.

S. C. Bain, Jr., a director of ARI, sells rough rice to ARI under grower agreements which contain the same terms or options as ARI's agreements with other growers. The amount of rice provided by Mr. Bain has not, during any of the last three years, exceeded one percent of the total volume of rough rice purchased by ARI.

Transactions with ERLY. As a result of the Acquisition, ERLY increased its ownership in the combined voting rights of ARI stock outstanding from 48% to 81%. Because of their positions as directors and significant stockholders of ERLY, Gerald D. Murphy, Douglas A. Murphy, and William H. Burgess can be deemed to be the beneficial owners of the ARI stock owned by ERLY. Additionally, Gerald D. Murphy, Douglas A. Murphy and William H. Burgess also serve as directors of ARI. Gerald D. Murphy is Chairman of the Board of ARI and Douglas A. Murphy is the President and Chief Executive Officer of ARI.

In connection with the Acquisition, the intercompany payables and receivables were netted and resulted in a note receivable owed to ARI by ERLY. The note is payable out of dividends received by ERLY on the Series B Preferred Stock and bears interest at the rate of 6% per annum. The balance due was approximately $11.9 million at March 31, 1995.

ARI files a consolidated federal income tax return with ERLY. ARI and ERLY entered into a Tax Sharing Agreement on May 25, 1993 pursuant to which ARI will pay to or receive from ERLY the amount of income taxes currently payable or refundable computed as if ARI filed its annual tax return as a separate company. ARI's obligation to ERLY under the Tax Sharing Agreement at March 31, 1995 was approximately $1.0 million.

ARI entered into a Management Agreement with ERLY on May 25, 1993 pursuant to which ERLY provides certain marketing, operating and management services to ARI. In exchange for such services, ARI pays ERLY a monthly management fee. The management fee is currently $80,000 a month and is adjusted annually based on the most recently published consumer price index. The term of the Management Agreement is two years with an automatic two-year renewal unless one party notifies the other that it wishes to terminate the Management Agreement. During fiscal year 1995, ARI paid ERLY $0.9 million in management fees pursuant to the Management Agreement.

Page 15

The Company has filed a registration statement with the Securities and Exchange Commission to register $100,000,000 in mortgage notes ("the Notes"). If the Notes are sold, the Company will lend ERLY approximately $10.5 million in exchange for a promissory note from ERLY bearing interest at the same rate as the Notes. ERLY will use a portion of the proceeds to partially satisfy $9.6 million of indebtedness owed by ERLY Juice Inc. and guaranteed by ERLY, to Internationale Nederlanden (U.S.) Capital Corporation ("ING Capital"). ING Capital beneficially owns warrants to acquire 15% of the outstanding voting capital stock of ERLY (on a common stock equivalent basis). In addition, ING Capital is a participant in the Company's existing term loan. The Company will also use a portion of the proceeds from the sale of the Notes to retire the outstanding principal amount of its term loan, and, in connection therewith ING Capital will receive approximately $23.8 million.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP, independent public accountants, served as ARI's auditors for the fiscal year ended March 31, 1995. Deloitte & Touche LLP, or one of its predecessors, has served as ARI's auditors since its inception in October 1987 and served as Predecessor ARI's auditors since 1978. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. He will also be afforded an opportunity to make a statement if he so desires.

PROPOSALS BY SHAREHOLDERS

Any shareholder wishing to present a proposal for consideration at the next Annual Meeting of Shareholders, anticipated to be held no later than September 20, 1996, must submit the proposal in sufficient time so that it may be received by ARI at its principal executive offices at the address set forth on the cover of the Proxy Statement at least 120 days before August 1, 1996, the anticipated mailing date of the Proxy Statement and Proxy for the 1996 Annual Meeting of Shareholders, to be included in the proxy statement and proxy relating to that meeting. Such proposal must also comply with the requirements as to form and substance established by applicable laws and regulations

Page 16

OTHER BUSINESS

The management of ARI knows of no other business that will be brought before the Annual Meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby in their discretion as they may deem advisable.



                                      By order of the Board of Directors





                                      Douglas A. Murphy
                                      President



Houston, Texas
August 4, 1995

Page 17

AMERICAN RICE, INC
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of American Rice, Inc. ("ARI") hereby appoints Douglas A. Murphy and Joseph E. Westover as proxies, each with the power to act without the other and with full power of substitution for the undersigned to vote all shares of Common Stock and Preferred Stock of ARI that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of ARI to be held on August 31, 1995, or at any adjournment(s), as follows:

(1) ELECTION OF   { }FOR all nominees listed below   { }WITHHOLD AUTHORITY to
    DIRECTORS        except as marked to the            vote for the nominees
                     contrary below                     listed below

Nominees:      S. C. Bain, Jr.    John M. Howland     Douglas A. Murphy
               William H.Burgess  Richard N. McCombs  Gerald D. Murphy
               George E. Prchal

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- -----------------------------------------------------------------------------
(2) Ratification of the Company's Incentive Compensation Plan

    { } FOR RATIFICATION    { } AGAINST RATIFICATION  { } ABSTAIN

(3) With discretionary authority on any matter that may properly come before the meeting.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES AND FOR PROPOSALS 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DATED:                , 1995
        --------------


- --------------------------------
Signature

- --------------------------------
Signature, if held jointly


YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO VOTE THEREON.